CONVERTIBLE NOTE

Three HundredTwenty-EightThousand Six Hundred Twenty-FiveDollars$328,656.00_USD)

(Principal Amount)

Dated: December 15, 2011

Executed at: Las Vegas, Nevada

(City, State)

FOR THE FOLLOWING:Three Hundred Twenty-EightThousandSix Hundred Fifty-SixDollars ($328,656.00 USD) and other good and valuable consideration, the receipt of which is hereby acknowledged, Convenientcast Inc., d/b/aDewmar International BMC, Inc., with offices located at 100 Convention Center Dr., Suite 700, Las Vegas, NV 89109 (“Dewmar” or the “Company”), promises to pay toHiren Shah d/b/a HHS & Associates,with offices located at 2901 Richland Ave, Metairie, LA 70002(“Holder”) or such address as may be designated in writing by the Holder, the total of One Million Two Hundred and Fifty Thousand shares of Restricted Common Stock of Convenientcast, Inc. The repayment of this Note (including principal and interest, if any) is due in full on or before January 1, 2012. It is hereby agreed that payment of One Million Two Hundred and Fifty Thousand shares of Restricted Common Stock of Convenientcast, Inc. shall represent payment in full of all principal and interest due hereunder.

TERMS OF REPAYMENT:

1.        This Note may be prepaid in whole or in part without penalty.

2.        In the event of the failure to make any payment when due, the holder of this Note may declare the entire principal balance and accrued interest immediately due and payable. Any overdue payment shall bear interest at the rate of five percent (5.0%) per annum until principal and interest are fully paid. The interest due to an overdue payment shall be converted into restricted common shares as defined herein under Terms of Conversion. The Terms of Conversion shall not apply to principle and interest payments which are not overdue.

3.        All parties to this Note, including the Undersigned jointly and severally waive presentment, notice or dishonor and diligence in collecting and all agree to remain fully obligated under the terms of this Note even if, with notice, the time for payment is extended; or the Note is renewed or modified; or one of the parties is released or discharged; or the release or substitution of any collateral given as security for the payment of the Note.

4.        No course of dealing between the parties of this Note, and no delay on the part of the Holder in exercising any rights hereunder, shall operate as a waiver of the rights of the Holder. No covenant, provision or Default hereunder may be waived except by written instrument signed by the waiving party, and no such waiver shall extend to or impair any obligation not expressly waived.

5.        If any provision herein is be determined to be unlawful, it is hereby agreed that this Note shall remain in full force and effect and shall be construed as if the provision determined to be unlawful was never contained herein and a reasonable provision shall be substituted therein. This Agreement shall be construed and interpreted in accordance with the laws of the County of Clark, State of Nevada.

6.        If this Note is not paid promptly in accordance with its terms, the defaulting party agrees to pay all costs in relation to the collection and enforcement, including, but not limited to private costs, court costs and reasonable attorney fees. In the event that any judgment is obtained under this Note, the defaulting party waives, to the extent permitted under the law, the benefit of any law exempting their property, or any part of it.

7.        This Note shall be binding upon all successors, heirs, etc., of the Company, and shall inure to the benefit of all successors, heirs, etc., of Holder.

TERMS OF CONVERSION:

8.         The Conversion Price shall be fifty percent (50.0%) below the average ten (10) day trading price of the Company’s common stock prior to the date of conversion (the “Conversion Price”)or if the common stock is included in either a state or federal securities registration statement, (the “Registration”), it is hereby agreed that the common stock will be converted at the registration price.

9.        Holder shall have, after January 1, 2012, at their sole discretion, the ability to convert any unpaid debt, along with any interest due, if any, in whole or in part, into the Company’s common stock at the Conversion Price. After January 1, 2012, the Holder may make up to three demands to register his/her/its common stock at the Conversion Price. The Holder will pay all registration, underwriting, legal and or other expenses, up to relating to the demand registrations, and will provide appropriate indemnification, unless the Company is in the process of undertaking a company registration, in which case the Company will pay all registration, underwriting, legal and or other expenses. The shares shall then be converted at the registration price.

        IN WITNESS WHEREOF, the parties have executed this Note, on the day and year first above written.

Convenientcast, Inc.
Dewmar International BMC, Inc.:		HHS & Associates.

By:	/s/ Marco Moran	By:	/s/Hiren Shah
Marco Moran, President		Hiren Shah, an individual